USA Truck Responds to Knight Transportation Announcement

VAN BUREN, ARKANSAS    September 26, 2013

USA Truck, Inc. (NASDAQ: USAK), a leading truckload transportation company, today said its Board of Directors had previously reviewed Knight Transportation’s unsolicited proposal with USA Truck’s management team and financial and legal advisors, and unanimously concluded that the proposal substantially undervalues USA Truck and is not in the best interests of USA Truck and its shareholders.

In light of our previous discussions with Knight, we are disappointed not only that Knight decided to make its proposal public this morning, but did so in a misleading manner.  In fact, on September 6, 2013, the Company responded to Knight’s letter dated August 28, 2013 informing Knight that the Board of Directors unanimously viewed Knight’s $9.00 per share proposal as inadequate, as it substantially undervalued USA Truck in light of the initiatives undertaken by our new management team.  However, the Company offered to meet with Knight to discuss the reasons why the Company viewed Knight’s proposal as inadequate.  Surprisingly, on September 13, 2013, Knight rejected the Company’s offer to meet and informed USA Truck that it saw no point in engaging in further transaction discussions with USA Truck at that time.

While the Company remains open to all strategic options, including further discussions with Knight, we believe that executing our strategic plan will offer superior value to our shareholders.

This press release and related information will be available to interested parties at our website, www.usa-truck.com, under the “News Releases” tab of the “Investors” menu.

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Company Contact:
Cliff Beckham
Executive Vice President and Chief Financial Officer
(479) 471-2672
Cliff.Beckham@usa-truck.com

Investor Relations Contact:
Harriet Fried/Jody Burfening
Lippert / Heilshorn & Associates
(212) 838-3777
hfried@lhai.com